Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-155634) of Lexington Realty Trust on Form S-4 of our report dated March 29, 2007 (March 12, 2008 as to the discontinued operations discussed in Note 11) relating to the consolidated financial statements of The Lexington Master Limited Partnership as of December 31, 2006 and for the years ended December 31, 2006 and 2005 and the related financial statement schedule appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
Deloitte & Touche LLP
Boston, Massachusetts
December 9, 2008